Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT FOR DIRECTORS

Triad Hospitals, Inc.

Amended and Restated Long-Term Incentive Plan

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) made as of this      day of             , 20    , between Triad Hospitals, Inc., a Delaware corporation (the “Company”), and                              (the “Participant”), is made pursuant to the terms of the Triad Hospitals, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Award. The Company grants to the Participant, on the terms and conditions hereinafter set forth, a restricted stock award with respect to [•] shares (the “Restricted Shares”) of the common stock of the Company, par value $.01 per share (the “Common Stock”), effective as of the date hereof (the “Date of Grant”).

Section 2. Vesting of Award.

(a) Vesting Schedule. The Restricted Shares shall become fully vested and nonforfeitable based on the continued Service of the Participant as a member of the Board on the first anniversary of the Date of Grant.

(b) Acceleration Events. Notwithstanding the foregoing, upon the occurrence of a Change in Control of the Company while the Participant remains in continued Service, or if the Participant’s continued Service is terminated as a result of death or Disability, the transfer restrictions and forfeiture conditions imposed hereunder on any Restricted Shares shall immediately lapse and all such unvested shares shall become fully vested.

Section 3. Termination of Service. Except as provided in Section 2(b) hereof, if the Participant’s continued Service is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the Participant shall (i) forfeit the Participant’s interest in the Restricted Shares that have not yet become vested, (ii) assign, transfer, and deliver any certificates evidencing ownership of such shares to the Company, and (iii) cease for all purposes to be a stockholder with respect to such shares.

Section 4. Rights as a Stockholder. Subject to the otherwise applicable provisions of this Agreement, the Participant will have all rights of a stockholder with respect to the Restricted Shares granted to the Participant hereunder, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

Section 5. Restrictions on Transfer. Neither this Agreement nor any Restricted Shares covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, otherwise than to the Company, unless as of the date of any such sale, assignment, transfer, encumbrance, hypothecation or pledge, such Restricted Shares to be thus disposed of have become vested in accordance with Section 2 hereof. The certificate or certificates representing shares delivered pursuant to this Agreement shall bear a legend referring to the nontransferability or assignability of such shares pursuant to this Section, and a stop-transfer order against such certificate or certificates will be placed by the Company with its transfer agents and registrars. At the discretion of the Board, in lieu of issuing a stock certificate to the Participant, the Company may hold the Restricted Shares in escrow during the period such shares remain subject to the vesting restrictions and other restrictions provided hereunder.

Section 6. Investment Representation. Upon acquisition of the Restricted Shares at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Stock, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the Restricted Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Board has received evidence satisfactory to it that the Participant may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Board shall be final, binding and conclusive. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 7. Adjustments. The Restricted Shares hereunder shall be subject to the provisions of Section 4.2 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 8. Section 83(b) Election. The Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares by filing a copy of such election with the Company within 30 days following the Date of Grant.

Section 9. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

Section 10. Construction. This Agreement and the Restricted Shares hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Restricted Shares hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon the Participant.

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

TRIAD HOSPITALS, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

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